EXHIBIT 99

TOUCHSTONE SOFTWARE CORPORATION

1538 TURNPIKE STREET

NORTH ANDOVER, MA 01845

TRADED: OTC BB: TSSW.OB

AT THE COMPANY:

JASON K. RAZA

CEO AND PRESIDENT

(978) 686-6468

FOR IMMEDIATE RELEASE

TouchStone Software Corporation Acquires UpdateFX Technology Assets

NORTH ANDOVER, MASSACHUSETTS—June 29, 2005— TouchStone Software Corporation (OTC BB: TSSW) today announced that it has acquired technology to support scanning, analysis, search and updating of system software in remote devices named UpdateFX. With the extensive technical knowledge TouchStone has developed in the BIOS area it is expected that this newly acquired technology has the potential to be deployed to support various vertical markets including but not limited to wireless handsets, PC device drivers and application software.

The acquired UpdateFX technology enables a user to remotely scan a device, analyze the core system software, cross reference this information to a central database to search for any updates and finally enabling a remote update of the user’s device via the Internet should a newer version be found in the central database.

With this newly acquired technology, TouchStone expects to be able to leverage upon its existing BIOS Update business to rapidly enter into new business segments to compliment the BIOS Update business. “We are optimistic this new technology will enable TouchStone to organically grow its business and to contribute to the future profitability of the company” stated Jason K. Raza, President and CEO.

Touchstone acquired the UpdateFX technology assets for certain cash consideration, as well as the issuance of shares of TouchStone Software Corporation common stock. TouchStone expects to announce further information regarding the rollout of this technology sometime at the end of the third quarter.

For additional product information, please contact TouchStone Software Corporation at 978-686-6468.

Safe Harbor Statement

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation, the company's projected return to profitability. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies and customer acceptance of those technologies fluctuations or cancellations in orders from distribution customers, and the company's ability to compete effectively with other software companies. These and other factors that could cause actual results to differ materially are discussed in the company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-KSB and 10-QSB.

TouchStone Software Corp., the eSupport logo, is trademarks or registered trademarks of TouchStone Software Corp. All other trademarks are the property of their respective owners.

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